GEOCOM RESOURCES INC.

AND:

TNR RESOURCES LTD.

OPTION AGREEMENT

May 1, 2003

TABLE OF CONTENTS

1.0 DEFINITIONS 2

2.0 REPRESENTATIONS AND WARRANTIES OF TNR 6

3.0 REPRESENTATIONS AND WARRANTIES OF GEOCOM 7

4.0 ACQUISITION OF OPTION 8

5.0 EXERCISE OF OPTION 9

6.0 RIGHT OF ENTRY 10

7.0 TRANSFER OF PROPERTY 10

8.0 OBLIGATIONS OF Geocom DURING OPTION PERIOD 11

9.0 TERMINATION OF OPTION 12

10.0 ROYALTY 13

11.0 POWER TO CHARGE PROPERTY 14

12.0 TRANSFERS 15

13.0 SURRENDER AND ACQUISITION OF PROPERTY INTERESTS BEFORE TERMINATION OF AGREEMENT 17

14.0 FORCE MAJEURE 17

15.0 CONFIDENTIAL INFORMATION 18

16.0 ARBITRATION 19

17.0 DEFAULT AND TERMINATION 20

18.0 AREA OF COMMON INTEREST 21

19.0 NOTICES 22

20.0 REGULATORY APPROVAL 23

21.0 GENERAL 24

OPTION AGREEMENT

THIS AGREEMENT is dated effective May 1, 2003

BETWEEN:

GEOCOM RESOURCES INC., a company duly incorporated under the laws of the State of Nevada having an office address at Suite 413, 114 West Magnolia Street, Bellingham, Washington, 98225 USA

("Geocom")

AND:

TNR RESOURCES LTD., a company duly incorporated under the laws of the Province of British Columbia having an office address at 620 - 650 West Georgia Street, Vancouver, British Columbia, V6B 4N9

("TNR")

WHEREAS:

A. TNR has a wholly-owned subsidiary, Compania Minera Solitario ArgonFina S.A. ("Solitario") which is the owner of the Carolina Properties located pursuant to the Mining Code of Argentina which property is located in the San Luis province of Argentina, as more particularly described in Schedule "A" hereto; and

B. TNR has agreed to grant an exclusive option to Geocom or a subsidiary of Geocom to acquire a 75% working interest of TNR in and to the Property by performing work upon the Property and completing share issuances to TNR, all as herein provided.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of ten dollars ($10.00) now paid by Geocom to TNR and for other good and valuable consideration, the receipt and sufficiency whereof is by TNR hereby acknowledged, the parties agree as follows:

1.0 DEFINITIONS

1.1 In this Agreement, except as otherwise expressly provided or as the context otherwise requires:

"Agreement" means this Agreement, including the Schedules hereto, as amended or supplemented from time to time.

"Area of Common Interest" means that area as defined in Section 18.1.

"Commencement of Commercial Production" means:

(a) if a concentrator is located on the Property, the last day of a period of 40 consecutive days in which, for not less than 30 days, such concentrator processed ore from the Property at 60% of its rated concentrating capacity; or

(b) if no concentrator is located on the Property, the last day of the first period of 30 consecutive days during which ore has been shipped from the Property on a reasonably regular basis for the purpose of earning revenues;

but no period of time during which ore or concentrate is shipped from the Property for testing purposes, and no period of time during which milling operations are undertaken as initial tune-up, will be taken into account in determining the date of Commencement of Commercial Production.

"Gross Revenues" means any and all revenue derived from the Property resulting from Commencement of Commercial Production.

"Mill" means any plant and equipment erected on the Property for the purpose of achieving Commencement of Commercial Production.

"Net Profits" for a year means the Gross Revenue received in that year less successively: all Operating Expenses incurred by Geocom during the year and any excess of Operating Expenses over Gross Revenues for all previous years to the extent that such excess has not been previously deducted in computing Net Profits.

"Newco" means a wholly owned subsidiary of Geocom incorporated in Argentina for the purpose of achieving the Commencement of Commercial Production and to satisfy the laws and shareholdings of Geocom and TNR.

"Operating Expenses" means:

(a) all costs, expenses, obligations, liabilities and charges of whatsoever kind or nature, including capital expenditures but excluding depreciation and amortization, incurred or chargeable by Geocom after Commencement of Commercial Production in connection with operations in the Mill and on the Property, including, without limiting the generality of the foregoing:

(i) all expenses in connection with mining, handling, processing, transporting and marketing of any ore or concentrates produced from the Property;

(ii) an amount for interest on the balance of the Pre-production Expenditures at the prime rate charged by the principal chartered bank of Geocom to its commercial customers from time to time plus 2% per year compounded annually on March 15 in each year; and

(iii) all costs of milling or other treatment facilities incurred in respect thereof;

(b) all taxes and royalties (other than income tax unless all amounts of Royalty payable hereunder are not deductible in calculating taxable income on which income tax is payable) and other amounts paid to taxing and governmental authorities; and

(c) a reasonable charge by Geocom in respect of its office overhead costs attributable to the Property, which will not exceed:

(i) 10% of the foregoing costs and expenses, other than capital costs and expenses and interest on the balance of Pre-production Expenditures;

(ii) 5% of such of the foregoing costs, expenses, obligations and liabilities as constitute capital costs and expenses; and

(iii) nil in respect of interest on the balance of Pre-production Expenditures.

"Option" means the option to acquire a portion of the right, title and interest of TNR to and in the Property as provided in Section 4.0.

"Option Period" means the period during the term of this Agreement from the date hereof to and including the date of exercise of the Option.

"Pre-production Expenditures" means the sum of:

(a) all costs of acquisition and maintenance of the Property, all exploration and development expenditures and all other costs and expenses of whatsoever kind or nature including those of a capital nature, incurred or chargeable before the date of Commencement of Commercial Production by Geocom with respect to the exploration and development of the Property and the placing of the Property into Commercial Production including such expenditures made by Geocom after March 31, 2003 but before the date of execution hereof;

(b) as compensation for general overhead expenses which Geocom will incur, an amount equal to:

(i) 10% of all amounts included in paragraph (a) of this definition in each year except costs of fixed assets and costs and expenditures paid by Geocom under contract involving payments by it in excess of $ 50,000 in the year; and

(ii) 5% of all other amounts included in paragraph (a) of this definition in each year; and

(c) a carrying charge on the sum of the amounts included in paragraph (a) and paragraph (b) of this definition at a rate equal to the prime rate charged by the principal chartered bank of Geocom to its commercial customers plus 2% per year compounded annually on   March 31, 2003    in each year.

"Property" means the property described in Schedule "A", and all mining leases and other mining interests derived from any such Property. Property also includes any mineral interests that become part of the Property by operation of the Area of Common Interest provided in Section 18.0.

"Property Rights" means all licences, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties either before or after the date of this Agreement and necessary for the development of the Property, or for the purpose of placing the Property into production or continuing production therefrom.

"Royalty" means the amount of royalty from time to time payable to a party hereunder after Commencement of Commercial Production pursuant to Section 10.0.

"Schedule" means any exhibit, attachment, or appendage to this Agreement with the intent to further define or clarify the terms of this Agreement.

1.2 The headings are for convenience only and are not intended as a guide to interpretation of this Agreement or any portion thereof.

1.3 The word "including", when following any general statement or term, is not to be construed as limiting the general statement or term to the specific items or matters set forth or to similar items or matters, but rather as permitting the general statement or term to refer to all other items or matters that could reasonably fall within its broadest possible scope.

1.4 All accounting terms not otherwise defined herein have the meanings assigned to them, and all calculations to be made hereunder are to be made, in accordance with Canadian generally accepted accounting principles applied on a consistent basis.

1.5 In this Agreement, except as otherwise specified, all references to currency mean Canadian currency.

1.6 A reference to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.

1.7 A reference to an entity includes any successor to that entity.

1.8 Words importing the masculine gender include the feminine or neuter, words in the singular include the plural, words importing a corporate entity include individuals, and vice versa.

1.9 A reference to "approval", "authorization" or "consent" means written approval, authorization or consent.

2.0 REPRESENTATIONS AND WARRANTIES OF TNR

2.1 TNR represents and warrants to Geocom that:

(a) it has been duly incorporated under the Company Act (British Columbia) and validly exists as a company in good standing under the laws of British Columbia and that Solitario under the laws of Argentina is legally entitled to hold the Property, and all Property Rights held by it and will remain so entitled until the interests of TNR in the Property (other than the Royalty) as contemplated herein have been duly transferred to Geocom as contemplated hereby;

(b) Solitario is, and at the time of each transfer of an interest in the Property to Geocom it will be, the recorded holder and beneficial owner of all of the Property free and clear of all liens, charges and claims of others and no taxes or rentals are due in respect of any thereof; the mineral tenures comprised in the Property have been duly and validly located and recorded pursuant to the Mining Code of Argentina, and, except as specified in Schedule "A" and accepted by Geocom, are in good standing in the applicable government office on the date hereof and until the dates set opposite the respective names thereof in Schedule "A";

(c) there is no adverse claim or challenge against or to the ownership of or title to any of the Property, nor to the knowledge of TNR is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no person other than TNR, pursuant to the provisions hereof, has any royalty or other interest whatsoever in production from the Property save and except for any royalties due to the government;

(d) there is no outstanding directive or order or similar notice issued by any regulatory agency, including agencies responsible for environmental matters, affecting the Property or TNR nor is there any reason to believe that such an order, directive or similar notice is pending. TNR also covenants that all work carried out on the Property has been done in full compliance with all applicable laws and regulations;

(e) it has duly obtained all corporate authorizations (including Solitario) for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, the Articles or the constating documents of TNR or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which TNR is a party or by which it is bound or to which it may be subject;

(f) no proceedings are pending for, and TNR is unaware of any basis for the institution of any proceedings leading to, the dissolution or winding-up of TNR or Solitario or the placing of TNR or Solitario in bankruptcy or subject to any other laws governing the affairs of insolvent persons; and

(g) the Property is not the whole or substantially the whole of the undertaking of TNR.

2.2 the representations and warranties contained in Section 2.1 are provided for the exclusive benefit of Geocom, and a breach of any one or more thereof may be waived by Geocom in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in Section 2.1 will survive the execution hereof.

3.0 REPRESENTATIONS AND WARRANTIES OF Geocom

3.1 Geocom represents and warrants to TNR that:

(a) it has been duly incorporated and validly exists as a corporation in good standing under the laws of the State of Nevada; and

(b) it has duly obtained all corporate authorizations for the execution of this Agreement and for the performance of this Agreement by it, and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of, the Articles or the constating documents of Geocom or any shareholders' or directors' resolution, indenture, agreement or other instrument whatsoever to which Geocom is a party or by which it is bound or to which it may be subject.

3.2 The representations and warranties contained in Section 3.1 are provided for the exclusive benefit of TNR and a breach of any one or more thereof may be waived by TNR in whole or in part at any time without prejudice to it rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in Section 3.1 will survive the execution hereof.

4.0 ACQUISITION OF OPTION

4.1 TNR hereby grants to Geocom the sole and exclusive right and option, subject to the terms of this Agreement, to acquire a 75% interest in the Property free and clear of all charges, encumbrances and claims.

4.2 Geocom shall be the operator and carry out the exploration and development work on the Property.

4.3 This Agreement and the Option will terminate if Geocom has failed to do any of the following:

(a) expend a total of US $2,000,000 on the Property in exploration and development expenses in the following amounts and by the times described, any amounts expended in any period in excess of the amount required to be expended shall be carried forward into the subsequent period or periods:

(i) not less than US $100,000 on or before April 30, 2004;

(ii) not less than US $100,000 on or before April 30, 2005;

(iii) not less than US $100,000 on or before April 30, 2006; and

(iv) not less than US $100,000 on or before April 30, 2007;

(b) should Geocom fail to expend US $100,000 in any year as set out above, it shall issue or transfer 50,000 fully paid non-assessable common shares to TNR in such year and the amount required to be expended shall be reduced by $100,000. Upon satisfaction of share issuances or transfers totaling up to a maximum of 200,000 shares, as may result from the terms of this Section, there shall be no further obligation of Geocom to issue or transfer shares pursuant to this Section after April 30, 2007.

(c) issue or transfer fully paid non-assessable common shares to TNR in the capital of Geocom in the following amounts and by the times described:

(i) 50,000 shares on or before April 30, 2004;

(ii) 50,000 shares on or before April 30, 2005;

(iii) 50,000 shares on or before April 30, 2006; and

(iv) 50,000 shares on or before April 30, 2007; and

(d) in the event of a change in capitalization affecting the shares, such as a subdivision, consolidation or reclassification of the shares or other relevant changes in shares, including any adjustment arising from a merger, acquisition or plan of arrangement, such proportionate adjustments, if any, appropriate to reflect such change shall be made by Geocom with respect to the number of shares to be issued to TNR.

5.0 EXERCISE OF OPTION

5.1 Geocom may at any time after it has satisfied its obligations under Section 4.3 exercise the Option by delivering a notice to TNR, provided always that nothing herein will at any time oblige Geocom to give such notice.

5.2 If and when the Option has been exercised, a 75% right, title and interest in and to the Property will vest in Geocom free and clear of all charges, encumbrances and claims, save and except for the obligations of Geocom under Sections 10.0 and 13.0.

5.3 After the Option has been exercised and Geocom has earned a 75% interest in the Property the parties agree to enter into a shareholder's agreement incorporating the provisions substantially referenced in a joint venture agreement in substantially the form as set out in the Continuing Legal Education Society of British Columbia Seminar of June, 1999 on Joint Venture Agreements. At the commencement of the joint venture the percentage interest and deemed expenditures by each party shall be:

	Percentage Interest	Deemed Expenditure
TNR	25%	US $666,666
Geocom	75%	US $2,000,000

5.4 In the event that a party's interest in the joint venture or Newco, as the case may be, shall fall below 10% its interest in the joint venture or Newco shall be transferred to the other party and such party will be entitled to a 5% Net Profit Interest but shall have no other interest of any kind in the Property, joint venture or Newco as the case may be.

6.0 RIGHT OF ENTRY

6.1 Throughout the Option Period the directors and officers of Geocom and its servants, agents and independent contractors, will have the sole and exclusive right in respect of the Property to:

(a) enter thereon;

(b) have exclusive and quiet possession thereof;

(c) do such prospecting, exploration, development and/or other mining work thereon and thereunder as Geocom in its sole discretion may determine advisable;

(d) bring upon and erect upon the Property buildings, plant, machinery and equipment as Geocom may deem advisable; and

(e) remove therefrom and dispose of reasonable quantities of ores, minerals, metals, and other naturally-occurring materials for the purpose of obtaining assays or making other tests.

7.0 TRANSFER OF PROPERTY

7.1 Concurrently with the execution of this Agreement TNR will deliver to Geocom duly executed transfers of a 75% interest the Property in favour of a company to be incorporated by Geocom in Argentina ("Newco"). Newco shall be incorporated as a wholly-owned subsidiary of Geocom. The parties agree that should the laws require the ownership to be in one corporate entity that such company shall be Newco and that the shareholdings of Geocom and TNR shall reflect their interests in the Property as contemplated by this Agreement.

7.2 Geocom will be entitled to record all transfers contemplated hereby at its own cost with the appropriate government office to effect legal transfer of the Property into the name of Newco will hold the Property subject to the terms of this Agreement, it being understood that the transfer of legal title to Newco before the exercise of the Option is for administrative convenience only.

7.3 Geocom agrees to cause Newco to execute transfers of the Property in favour of TNR, such transfers to be held in escrow by a mutually acceptable third party. In the event Geocom fails to exercise the Option granted herein, such transfers shall be delivered to TNR and in the event that Geocom exercises its option such transfers will be returned to Geocom. The parties agree to execute an escrow agreement in terms to be agreed upon between them as negotiated in good faith.

7.4 A memorandum of this Agreement, shall, upon the written request of any party, be recorded in the office of any governmental agency so requested, in order to give notice to third parties of the respective interests of the parties in the Property and this Agreement. Each party hereby covenants and agrees with the requesting party to execute such documents as may be necessary to perfect such recording.

8.0 OBLIGATIONS OF Geocom DURING OPTION PERIOD

8.1 During the Option Period Geocom will:

(a) maintain in good standing those mineral tenures comprised in the Property that are in good standing on the date hereof by the doing and filing of assessment work or the making of payments in lieu thereof, by the payment of taxes and rentals and the performance of all other actions which may be necessary in that regard and in order to keep such mineral tenures free and clear of all liens and other charges arising from Geocom's activities thereon except those at the time contested in good faith by Geocom;

(b) permit the directors, officers, employees and designated consultants of TNR, at their own risk and cost access to the Property and to all technical records and other factual and engineering data relating to the Property which is in the possession of Geocom at all reasonable times subject always to Section 15.0, if TNR agrees to indemnify Geocom against and to save Geocom harmless from all costs, claims, liabilities and expenses that Geocom may incur or suffer as a result of any injury (including injury causing death) to any director, officer, employee or designated consultant of TNR while on the Property;

(c) while exploration and development is carried out, furnish TNR with monthly progress reports and with a final report within 60 days following the conclusion of each program. The final report shall show the exploration and development performed and the results obtained and shall be accompanied by a statement of costs and copies of pertinent plans, assay maps, diamond drill records and other factual engineering data. All information and data concerning or derived from the exploration and development shall be kept confidential except as permitted under this Agreement;

(d) deliver to TNR or on or before March 15 in each year a report (including up-to-date maps if there are any) describing the results of work done in the last completed calendar year, together with reasonable details of Pre-production Expenditures made;

(e) do all work on the Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority;

(f) indemnify and save TNR harmless in respect of any and all costs, claims, liabilities and expenses arising out of Geocom's activities on the Property and, without limiting the generality of the foregoing will, during the currency of this Agreement, carry not less than $1,000,000 in third party liability insurance in respect of its operations on the Property for the benefit of Geocom and TNR as their interests appear; provided that Geocom will incur no obligation thereunder in respect of claims arising or damages suffered after termination of the Option if upon termination of the Option any workings on or improvements to the Property made by Geocom are left in a safe condition; and

(g) deliver to TNR forthwith after receipt by Geocom material data and results, assay results for samples taken from the Property, together with reports showing the location from which the samples were taken and the type of samples.

9.0 TERMINATION OF OPTION

9.1 If the Option is terminated otherwise than upon the exercise thereof pursuant to Section 5.1, Geocom will:

(a) leave in good standing for a period of at least 180 days from the termination of the Option Period those mineral claims comprised in the Property that are in good standing on the date hereof and any other mineral claims comprised in the Property that arise because of this Agreement after the date hereof;

(b) deliver to TNR a Bill of Sale in recordable form whereby the right, title and interest in the Property has been transferred to TNR or its nominee or nominees, free and clear of all liens or charges arising from Geocom's activities on the Property;

(c) deliver at no cost to TNR within 90 days of such termination copies of all reports, maps, assay results and other relevant technical data compiled by or in the possession of Geocom with respect to the Property and not theretofore furnished to TNR; and

(d) comply with applicable laws and regulations regarding reclamation for activities carried out on the Property.

9.2 Notwithstanding termination of the Option, Geocom will have the right, within a period of 180 days following the end of the Option Period, to remove from the Property all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Property by or on behalf of Geocom, and any such property not removed within such 180-day period will thereafter become the property of TNR.

10.0 ROYALTY

If a party should become entitled to a Net Profits Interest the following provisions shall apply.

10.1 For the first year in which aggregate Net Profits for that year and all previous years exceeds Pre-production Expenditures, TNR will be paid a royalty equal to 5% of such excess, and for each year thereafter TNR will be paid an annual Royalty equal to 5% of Net Profits, if any, for that year.

10.2 Installments of Royalty payable under Section 10.1 will be paid by Geocom as follows:

(a) within 30 days after the end of each of the first 3 calendar quarters in each year and within 60 days of the end of the last calendar quarter in each year, Geocom will pay to TNR an amount equal to [95%] of the estimated Royalty, if any, for the year; and

(b) on or before March 31 in each year the balance, if any, of Royalty payable in respect of the year last completed.

10.3 After Commencement of Commercial Production, Geocom will, within 90 days after the end of each calendar quarter, furnish to TNR quarterly unaudited statements respecting operations on the Property, together with a statement of Net Profits for the quarter last completed.

10.4 Forthwith after the end of each calendar year beginning with the year in which Commencement of Commercial Production occurs, the accounts of Geocom related to operations on the Property will be audited by the auditors of Geocom, and the statement of operations, which will include the statement of Net Profits for the year last completed and, until Royalty first becomes payable hereunder a statement of Pre-production Expenditures and aggregate Net Profits, will be furnished to TNR not later than March 31 in each year.

10.5 TNR will have 30 days after receipt of such statements to question the accuracy thereof in writing and, failing such objection, the statements will be deemed to be correct and unimpeachable thereafter.

10.6 If the audited financial statements furnished pursuant to Section 10.4 disclose any overpayment of Royalty by Geocom during the year, the amount of the overpayment will be debited against future installments of Royalty payable hereunder or will, if requested by Geocom, be refunded by TNR forthwith.

11.0 POWER TO CHARGE PROPERTY

11.1 At any time after Geocom has exercised the Option, Geocom or Newco may grant mortgages, charges or liens (each a "mortgage") of and upon the Property or any portion thereof, any mill or other fixed assets located thereon, and any or all of the tangible personal property located on or used in connection with the Property to secure financing of development of the Property, provided that, unless otherwise agreed to by TNR it will be a term of each mortgage that the mortgagee or any person acquiring title to the Property upon enforcement of the mortgage will hold the same subject to the rights of TNR hereunder as if the mortgagee or any such person had executed this Agreement as party of the first part.

11.2 TNR shall have no right to grant a mortgage, charge or lien against its interest in the Property without the consent of Geocom such consent not to be unreasonably withheld.

12.0 TRANSFERS

12.1 Geocom may at any time either during the Option Period or thereafter, sell, transfer or otherwise dispose of all or any portion of its interest in and to the Property and this Agreement provided that any purchaser, grantee or transferee of any such interest will have first delivered to TNR its agreement related to this Agreement and to the Property, containing:

(a) a covenant by such transferee to perform all the obligations of Geocom to be performed under this Agreement in respect of the interest to be acquired by it from Geocom to the same extent as if this Agreement had been originally executed by Geocom and such transferee as joint and several obligors making joint and several covenants; and

(b) a provision subjecting any further sale, transfer or other disposition of such interest in the Property and this Agreement or any portion thereof to the restrictions contained in this Section 12.1.

12.2 No assignment by Geocom of any interest less than its entire interest in this Agreement and in the Property will, as between Geocom and TNR, discharge it from any of its obligations hereunder, but upon the transfer by Geocom of the entire interest at the time held by it in this Agreement (whether to one or more transferees and whether in one or in a number of successive transfers), Geocom will be deemed to be discharged from all obligations hereunder save and except for the payment of the Royalty or other fulfillment of contractual commitments accrued due before the date on which Geocom will have no further interest in this Agreement.

12.3 If TNR during the term of this Agreement:

(a) receives a bona fide offer from an independent third party (in this Section only a "Proposed Purchaser") dealing at arm's length with TNR to purchase all or substantially all of its interest in the Property, which offer TNR desires to accept; or

(b) TNR intends to sell all or substantially all of its interest in the Property, TNR will first offer (the "Offer") such interest in writing to Geocom upon terms no less favourable than those offered by the Proposed Purchaser or intended to be offered by TNR, as the case may be.

12.4 The Offer will specify the price and terms and conditions of such sale, the name of the Proposed Purchaser (which term will, in the case of an intended offer by TNR, mean the person or persons to whom TNR intends to offer its interest) and, if the offer received by TNR from the Proposed Purchaser provides for any consideration payable to TNR otherwise than in cash, the Offer will include TNR's good faith estimate of the cash equivalent of the non-cash consideration.

12.5 If within a period of 14 days of the receipt of the Offer Geocom notifies TNR in writing that it will accept the same, TNR will be bound to sell such interest to Geocom (subject as hereinafter provided with respect to price) on the terms and conditions of the Offer.

12.6 If the Offer so accepted by Geocom contains TNR's good faith estimate of the cash equivalent consideration as aforesaid, and if Geocom disagrees with TNR's best estimate, Geocom will so notify TNR at the time of acceptance and Geocom will, in such notice, specify what it considers, in good faith, the fair cash equivalent to be and the resulting total purchase price.

12.7 If Geocom so notifies TNR, the acceptance by Geocom will be effective and binding upon TNR and Geocom and the cash equivalent of any such non-cash consideration will be determined by binding arbitration under the Commercial Arbitration Act (British Columbia) and will be payable by Geocom, subject to prepayment as hereinafter provided, within 30 days following its determination by arbitration.

12.8 Geocom will in such case pay to TNR, against receipt of an absolute transfer of clear and unencumbered title to the interest of TNR being sold, the total purchase price which is specified in its notice to TNR and such amount will be credited to the amount determined following arbitration of the cash equivalent of any non-cash consideration.

12.9 If Geocom fails to notify TNR before the expiration of the time limited therefor that it will purchase the interest offered, TNR may sell and transfer such interest to the Proposed Purchaser at the price and on the terms and conditions specified in the Offer for a period of 30 days, provided that the terms of this Section 12.3 will again apply to such interest if the sale to the Proposed Purchaser is not completed within the said 30 days.

12.10 Any sale hereunder will be conditional upon the delivery by the Proposed Purchaser to Geocom of a written undertaking, in form and substance satisfactory to counsel for Geocom, to be bound by the terms and conditions of this Agreement.

12.11 Nothing herein shall prevent a party to this Agreement from transferring all but not less than all of its interest to a wholly-owned subsidiary of such party provided that such subsidiary remains a subsidiary of such party for not less than three years from the date of the transfer.

13.0 SURRENDER AND ACQUISITION OF PROPERTY
INTERESTS BEFORE TERMINATION OF AGREEMENT

13.1 Geocom may at any time either before or after the Commencement of Commercial Production, elect to abandon any one or more of the mineral tenures comprised in the Property by giving notice to TNR of such intention.

13.2 For a period of 30 days after the date of delivery of such notice TNR may elect to have any or all of the mineral tenures in respect of which such notice has been given transferred to it by delivery of a request therefor to Geocom, whereupon Geocom will deliver to TNR a Bill of Sale or other appropriate Deed or assurance in registrable form transferring such mineral claims to TNR.

13.3 Any tenures so transferred, if in good standing at the date hereof or if Geocom causes the same to be placed in good standing after the date hereof, will be in good standing under the Mining Code of Argentina for at least 30 days from the date of transfer.

13.4 If TNR fails to make request for the transfer of any mineral claims as aforesaid within such 30-day period, Geocom may then abandon such mineral claim without further notice to TNR.

13.5 Upon any such transfer or abandonment the mineral claims so transferred or abandoned will for all purposes of this Agreement cease to form part of the Property.

14.0 FORCE MAJEURE

14.1 If Geocom is at any time either during the Option Period or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of aboriginal land claims, strikes, walk-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of terrorism, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of Geocom, the time limited for the performance by Geocom of its obligations hereunder will be extended by a period of time equal in length to the period of each such prevention or delay, provided however that nothing herein will discharge Geocom from its obligations under Section 8.1(a).

14.2 Geocom will within seven days give notice to TNR of each event of force majeure under Section 14.1 and upon cessation of such event will furnish TNR with notice to that effect together with particulars of the number of days by which the obligations of Geocom hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

14.3 After the Commencement of Commercial Production, Geocom or Newco will work, mine and operate the Property during such time or times as Geocom or Newco in its sole judgment considers such operations to be profitable.

14.4 Geocom or Newco may suspend or curtail operations (both before and after Commencement of Commercial Production) during periods when the products derived from the Property cannot be profitably sold at prevailing prices or if an unreasonable inventory thereof, in Geocom's or Newco's sole judgment, has accumulated or would otherwise accumulate.

15.0 CONFIDENTIAL INFORMATION

15.1 No information furnished by Geocom to TNR hereunder in respect of the activities carried out on the Property by Geocom, or related to the sale of product derived from the Property, will be disclosed or published by TNR without the written consent of Geocom, but such consent in respect of the reporting of factual data will not be unreasonably withheld, and will not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws. This provision shall apply for the term of this Agreement and for a period of one year thereafter. This provision shall not apply to information which becomes part of the public domain provided that it does not become part of the public domain by the actions of a party hereto, unless such action was legally required or mutually agreed by the parties previous to the disclosure or as set forth below in Sections 15.2 and 15.3.

15.2 Nothing in this Section shall prevent a party from disclosing information to a third party for purposes of corporate reorganization, financing, review of materials, data and results by a consultant and like matters provided that such third party agrees to be bound by these provisions of confidentiality.

15.3 In the event a party is required pursuant to applicable securities or corporate laws to publicly disclose information by way of a news release or similar disclosure, it shall provide one business day's notice to the other party who shall have the right, acting reasonably, to make changes to the proposed dissemination of information. The party disclosing information must act reasonably and take into account such comments prior to the issuance of such information.

16.0 ARBITRATION

16.1 All questions or matters in dispute with respect to the accounting of monies expended by Geocom as provided herein, or with respect to the calculation of or amounts taken into account in the determination of Pre-production Expenditures and Net Profits will be submitted to arbitration pursuant to the terms hereof.

16.2 It will be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration will have given not less than 30 days' prior written notice of its intention to do so to the other party together with particulars of the matter in dispute.

16.3 On the expiration of such 30 days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in Section 16.4.

16.4 The party desiring arbitration will appoint one arbitrator, and will notify the other party of such appointment, and the other party will, within seven days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, will, within seven days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for.

16.5 If the other party will fail to appoint an arbitrator within seven days after receiving notice of the appointment of the first arbitrator, and if the two arbitrators appointed by the parties fail to agree on the appointment of the chairman, the chairman will be appointed under the provision of the Commercial Arbitration Act (British Columbia).

16.6 Except as specifically otherwise provided in Section 16.4 the arbitration herein provided for will be conducted in accordance with such Act.

16.7 The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, will fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the parties, and he will preside over the arbitration and determine all questions of procedure not provided for under such Act or this Section.

16.8 After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, will make an award and reduce the same to writing, and deliver one copy thereof to each of the parties.

16.9 The expense of the arbitration will be paid as specified in the award.

16.10 The parties may agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, will be final and binding upon each of them.

17.0 DEFAULT AND TERMINATION

17.1 Notwithstanding Section 4.0, if at any time during the Option Period Geocom fails to perform any obligation required to be performed hereunder or is in breach of a warranty given herein, which failure or breach materially interferes with the implementation of this Agreement, TNR may terminate this Agreement but only if:

(a) it first gives to Geocom a notice of default containing particulars of the obligation which Geocom has not performed, or the warranty breached; and

(b) Geocom does not, within 30 days after delivery of such notice of default, cure such default or begin proceedings to cure such default by appropriate payment or performance (Geocom hereby agreeing that should it so begin to cure any default it will prosecute the same to completion without undue delay).

17.2 If Geocom fails to comply with the provisions of Section 17.1(b) TNR may thereafter terminate this Agreement, and the provisions of Section 9.0 will then be applicable.

17.3 Final settlement of any Royalty payable to TNR will be effected without delay after receipt of the final audit determination of Net Profits.

17.4 After receipt of such final audit determination and payment of Royalty, if any, this Agreement and the mutual obligations of Geocom and TNR hereunder will terminate.

18.0 AREA OF COMMON INTEREST

18.1 The Area of Common Interest shall be deemed to comprise that area which is included within two kilometres of the outermost boundary of the Property as at the date of execution of this Agreement. Nothing in this Agreement shall cause the Area of Common Interest to be expanded, unless by mutual agreement of both parties.

18.2 If at any time during the subsistence of this Agreement any party or an affiliate of any party (in this Section only called in each case the "Acquiring Party") stakes or otherwise acquires, directly or indirectly, any right to or interest in any mining claim, licence, lease, grant, concession, permit, patent, or other mineral property located wholly or partly within the Area of Common Interest referred to in Section 18.1, the Acquiring Party shall forthwith give notice to the other party of that staking or acquisition, the total cost thereof and all details in the possession of that party with respect to the details of the acquisition, the nature of the property and the known mineralization.

18.3 The other party may, within 30 days of receipt of the Acquiring Party's notice, elect, by notice to the Acquiring Party, to require that the mineral properties and the right or interest acquired be included in and thereafter from part of the Property for all purposes of this Agreement.

18.4 If the election aforesaid is made, Geocom shall reimburse the Acquiring Party (if the Acquiring Party is TNR) for only the actual and physical cost of acquisition. If the Acquiring Party is Geocom it shall not be entitled to reimbursement of its costs of acquisition. In any event, all costs of acquisition shall be deemed to be part of the exploration and development expenses to be incurred by Geocom to earn an interest in the Property.

18.5 If the other party does not make the election aforesaid within that period of 30 days, the right or interest acquired shall not form part of the Property and the Acquiring Party shall be solely entitled thereto.

18.6 Geocom shall be entitled, at any time and from time to time, to surrender all or any part of the Property or to permit the same to lapse, but only upon first giving 60 days' notice of its intention to do so to TNR. In this latter event, TNR shall be entitled to receive from Geocom, on request prior to the date of the surrender or lapse, a conveyance of that portion of the Property intended for surrender or lapse, together with copies of any plans, assay maps, diamond drill records and factual engineering data in Geocom's possession and relevant thereto. Any part of the Property so acquired shall cease to be subject to this Agreement and shall not be subject to Section 18.2. Any part of the Property that has not been so acquired by any of the parties shall remain subject to Section 18.2.

19.0 NOTICES

19.1 Each notice, demand or other communication required or permitted to be given under this Agreement will be in writing and will be sent by prepaid registered mail deposited in a post office in Canada addressed to the party entitled to receive the same, or delivered to such party, at the address for such party specified or by facsimile, in each case addressed as applicable as follows:

(a) If to Geocom at:

Geocom Resources Inc.

Suite 413, 114 West Magnolia Street

Bellingham, Washington 98225

USA

Attention: John E. Hiner, President

Facsimile: (360) 733-3941

Email: jhiner@geocom-resources.com

with copy to:

Geocom Resources Inc.

1208 - 1030 West Georgia Street

Vancouver, British Columbia

V6E 2Y3

Attention: Talal R. Yassin, Director

Facsimile: (604) 622.7950

Email: ty@zoolink.com

(b) If to TNR at:

TNR Resources Ltd.

620 - 650 West Georgia Street

Vancouver, British Columbia

V6B 4N9

Attention: Gary Schellenberg, President

Facsimile: (604) 687.4670

Email: gschel@netrover.com

or to such other address as is specified by the particular party by notice to the others.

19.2 The date of receipt of such notice, demand or other communication will be the date of delivery thereof if delivered or the date of sending it by facsimile, or, if given by registered mail as aforesaid, will be deemed conclusively to be the third day after the same will have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt will be the date on which the notice, demand or other communication is actually received by the addressee.

19.3 Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice will be given to it thereafter until further change.

20.0 REGULATORY APPROVAL

20.1 This Agreement is subject to regulatory approval by the    TSX Venture Stock Exchange, such approval to be obtained on or before    June 15, 2003. In the event such approval is not obtained by that date the parties may mutually agree to extend the time for approval for an additional    45   days. If approval is not obtained this Agreement will be of no further effect subject only to the confidentiality provisions contained herein.

21.0 GENERAL

21.1 This Agreement will supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

21.2 No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance of such other of its obligations hereunder will be deemed or construed to be a consent to or a waiver of any other breach or default.

21.3 The parties will promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interests from time to time of the parties in the Property.

21.4 This Agreement and any other writing delivered pursuant hereto may be executed in any number of counterparts with the same effect as if all parties to this Agreement or such other writing had signed the same document and all counterparts will be construed together and will constitute one and the same instrument.

21.5 All sums of money referred to herein shall be in United State currency unless indicated otherwise.

21.6 This Agreement will be governed and construed according to the laws of the Province of British Columbia and the laws of Canada applicable therein and the parties hereby attorn to the jurisdiction of the Courts of British Columbia in respect of all matters arising hereunder.

21.7 This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF the corporate seals of TNR and Geocom have been hereunto affixed in the presence of their duly authorized officer in that behalf.

GEOCOM RESOURCES INC.

Per: /s/ John E. Hiner

Authorized Signatory

 TNR RESOURCES LTD.

Per: Gary Schellenberg

Authorized Signatory

SCHEDULE "A"

This is Schedule "A" to that Agreement dated   May 1, 2003 between Geocom Resources Inc. and TNR Resources Ltd.

	COMPAÑÍA MINERA SOLITARIO ARGENTINA S.A.
	Mining Claims
	Province: SAN LUIS

Location Area	Name	File Number	Owner	Size	Date Granted
				hectares
Carolina	Atenea	672-D-88	CMSA	200	7/6/1999
Carolina	Afrodita	276-V-87	CMSA	100	7/6/1999
Carolina	Adonis	673-D-88	CMSA	200	7/6/1999
Carolina	Arbol de Anibal	441-C-85	CMSA	100	7/6/1999
Carolina	Arbolito	677-D-88	CMSA	200	7/6/1999
Carolina	Penélope	538-C-88	CMSA	100	7/6/1999
Carolina	Baco	674-D-88	CMSA	100	7/6/1999
Carolina	Carolina II	719-N-98	CMSA	100	7/6/1999
Carolina	Carolina III	720-N-98	CMSA	100	7/6/1999
Carolina	Carolina IV	721-N-98	CMSA	100	7/6/1999
Carolina	La Estancia	775-C-2003	CMSA	18	3/12/2003
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